Exhibit 99.1

ClearOne Reports Fourth Quarter 2020 Financial Results

●	Q4 year-over-year overall revenue up by 35%
●	Q4 year-over-year video revenue up by 241%, microphones up by 17%
●	Net income dramatically increases for full year 2020 driven by one-time income tax refund of $7.1 million

SALT LAKE CITY, UTAH – March 30, 2021 – ClearOne (NASDAQ: CLRO), a global provider of audio and visual communication solutions, reported financial results for the three and twelve- month periods ended December 31, 2020.

"We finished 2020 with sterling fourth quarter revenue performance. This follows comparable strong revenue growth we reported in the third quarter. While 2020 was a challenging year for most companies amid the COVID-19 pandemic, ClearOne benefitted from the changes the pandemic created as hybrid work and learn environments created demand for our broad line-up of audio and video solutions."

"During the fourth quarter, we introduced our ClearOne Aura™, a suite of pre-packaged professional audio and video home office solutions for remote working professionals to meet market needs. Also during the quarter, we upgraded our Convergence AV Network Manager Software which provides real-time, at-a-glance monitoring and control of ClearOne Professional AV products to support our new, technologically disruptive Ceiling Tile Beamforming Microphone Array, the BMA 360."

"During the past year, market recognition and acceptance of the versatility, scalability, performance, and affordability of our recent audio and video product introductions, from large rooms requiring professional installations to plug-and-play solutions suited for work and learn in-home environments drove our revenue growth."

"We reported net income for 2020 resulting from a one-time recognition of an income tax refund receivable of $7.1 million due to our ability to carryback net operating losses to earlier profitable years, made possible by the CARES Act. This expected refund will further strengthen our cash position, enabling us to continue to focus on our strategic market imperatives and to continue to defend ClearOne from the harm inflicted on us by Shure’s infringement of our intellectual property.  We achieved significant victories in our litigation against Shure in 2020, and we look forward to prevailing on our patent claims against Shure at trial, which has been delayed by the COVID-19 pandemic,” Hakimoglu concluded.

Financial Summary

The Company uses certain non-GAAP financial measures and reconciles those to GAAP measures in the attached tables.

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Q4 2020 revenue was $8.6 million, compared to $6.3 million in Q4 2019 and $8.4 million in Q3 2020. The year-over-year increase was mainly due to the increase in revenue from video products, personal audio conferencing products and beamforming microphone array products. Despite this revenue growth in Q4 2020, revenue from audio conferencing products and microphones are far below the levels prior to infringement of our patents.

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GAAP gross profit in Q4 2020 was $3.6 million, compared to $3.0 million in Q4 2019 and $3.5 million in Q3 2020. GAAP gross profit margin was 42% in Q4 2020, compared to 48% in Q4 2019 and 42% in Q3 2020. Gross Profit margin decreased year over year mainly due to increase in share of lower margin products in the revenue mix, increased freight and tariff costs and increased inventory obsolescence costs, partially offset by increased deferral of overhead costs added to the inventory.

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Operating expenses in Q4 2020 were $4.4 million, compared to $5.0 million in Q4 2019 and $4.7 million in Q3 2020. Non-GAAP Operating expenses in Q4 2020 were  $3.9 million, compared to $4.6 million in Q4 2019  and $4.2 million in Q3 2020. The year-over-year decrease in operating expenses was mainly due to reductions in sales tax expense, employee travel expenses and legal expenses partially offset by an increase in commissions paid to employees and independent reps. The sequential decrease in operating expenses was mainly due to reductions in sales tax expense, legal expenses and employee headcount costs partially offset by an increase in commissions paid to employees and independent reps.

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GAAP net income in Q4 2020 was $5.5 million, or $0.29 per share, compared to net loss of $2.0 million, or $0.12 per share, in Q4 2019 and net loss of $1.3 million, or $0.07 per share, in Q3 2020. The change from net losses in Q4 2019 and Q3 2020 to net income in Q4 2020 is primarily due to recognition of income tax refund receivable of approximately $7.1 million arising out of the carryback of net operating losses that became possible due to the enactment of the CARES Act, as well as an increase in gross profit due to increase in revenues and decrease in operating costs.

($ in 000, except per share)	Three months ended December 31,			Year ended December 31,
	2020	2019	Change%	2020	2019	Change %
GAAP
Revenue	$8,566	$6,325	35%	$29,069	$25,042	16%
Gross profit	3,583	3,013	19%	12,559	11,193	12%
Operating expenses	4,400	4,982	-12%	18,126	19,755	-8%
Operating loss	(817)	(1,969)	-59%	(5,567)	(8,562)	-35%
Net income (loss)	5,549	(1,985)	380%	505	(8,408)	106%
Diluted income (loss) per share	0.29	(0.12)	342%	0.03	(0.51)	106%
Non-GAAP
Non-GAAP gross profit	$3,583	$3,015	19%	$12,561	$11,201	12%
Non-GAAP operating expenses	3,919	4,595	-15%	16,369	18,136	-10%
Non-GAAP operating loss	(336)	(1,582)	-79%	(3,810)	(6,943)	-45%
Non-GAAP net income (loss)	6,030	(1,598)	477%	2,262	(6,789)	133%
Non-GAAP Adjusted EBITDA	(331)	(1,471)	77%	(3,745)	(6,221)	40%
Non-GAAP diluted income (loss) per share	0.32	(0.10)	420%	0.13	(0.41)	132%

Balance Sheet Highlights

At December 31, 2020, cash, cash equivalents and investments were $6.7 million, as compared with $8.6 million at December 31, 2019. The Company carries debt of $3.0 million on account of senior convertible notes issued in December 2019 and $1.5 million in Paycheck Protection Program (PPP) loan in April 2020. The Company intends to use the entire PPP loan amount for qualifying expenses and to apply for forgiveness of the PPP loan.

About ClearOne

ClearOne is a global company that designs, develops and sells conferencing, collaboration, and network streaming solutions for voice and visual communications. The performance and simplicity of its advanced comprehensive solutions offer unprecedented levels of functionality, reliability and scalability. Visit ClearOne at www.clearone.com.

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented on a GAAP basis, ClearOne uses non-GAAP measures of gross profit, operating income (loss), net income (loss), adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and net income (loss) per share, which are adjusted to exclude certain costs, expenses, gains and losses we believe appropriate to enhance an overall understanding of our past financial performance from period to period and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of ClearOne’s underlying operational results and trends and our marketplace performance. The non-GAAP results are an indication of our baseline performance before certain gains, losses, or other charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for gross profit, operating income (loss), net income (loss), income (loss) per share or other financial measures prepared in accordance with GAAP. There are limitations to the use of non-GAAP financial measures.  Other companies, including companies in ClearOne’s industry, may calculate non-GAAP financial measures differently than ClearOne does, limiting the usefulness of those measures for comparative purposes. A detailed reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is included with this release below.

Forward Looking Statements

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements and any statements of the plans and objectives of management for future operations and forecasts of future growth and value and the possible outcomes of litigation, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. The information in this press release should be read in conjunction with, and is modified in its entirety by, the Annual Report on Form 10-K (the “10-K”) filed by the Company for the same period with the Securities and Exchange Commission (the “SEC”) and all of the Company’s other public filings with the SEC (the “Public Filings”).

In particular, the financial information contained herein is subject to and qualified by reference to the financial statements contained in the 10-Q, including the footnotes thereto, as well as the Company’s annual report on Form 10-K for the year ended December 31, 2020 (the “10-K”), the footnotes thereto and the limitations set forth therein. Investors may not rely on the press release without reference to the 10-Q, the 10-K and the Public Filings.

Contact:

Investor Relations

801-975-7200

investor_relations@clearone.com

http://investors.clearone.com

CLEARONE, INC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$3,803	$4,064
Marketable securities	1,117	3,026
Receivables, net of allowance for doubtful accounts of $506 and $424, respectively	5,194	5,468
Inventories, net	10,463	11,441
Income tax receivable	7,169	110
Prepaid expenses and other assets	1,536	1,074
Total current assets	29,282	25,183
Long-term marketable securities	1,762	1,517
Long-term inventories, net	4,590	6,284
Property and equipment, net	906	1,044
Operating lease - right of use assets, net	1,936	2,459
Intangibles, net	19,248	14,009
Other assets	4,599	4,614
Total assets	$62,323	$55,110
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,950	$2,871
Accrued liabilities	2,352	3,205
Deferred product revenue	123	173
Short-term debt	672	—
Total current liabilities	7,097	6,249
Long-term debt	3,245	2,222
Operating lease liability	1,489	2,021
Other long-term liabilities	678	140
Total liabilities	12,509	10,632

Shareholders' equity:
Common stock, par value $0.001, 50,000,000 shares authorized, 18,775,773 and 16,650,725 shares issued and outstanding	19	17
Additional paid-in capital	63,359	58,520
Accumulated other comprehensive loss	(186)	(176)
Accumulated deficit	(13,378)	(13,883)
Total shareholders' equity	49,814	44,478
Total liabilities and shareholders' equity	$62,323	$55,110

CLEARONE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Dollars in thousands, except per share values)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Revenue	$8,566	$6,325	$29,069	$25,042
Cost of goods sold	4,983	3,312	16,510	13,849
Gross profit	3,583	3,013	12,559	11,193

Operating expenses:
Sales and marketing	1,796	1,814	6,728	7,935
Research and product development	1,193	1,453	5,512	5,775
General and administrative	1,411	1,715	5,886	6,045
Total operating expenses	4,400	4,982	18,126	19,755

Operating loss	(817)	(1,969)	(5,567)	(8,562)

Interest expense	(111)	(26)	(436)	(26)
Other income, net	9	1	79	236

Loss before income taxes	(919)	(1,994)	(5,924)	(8,352)

Provision for (benefit from) income taxes	(6,468)	(9)	(6,429)	56

Net income (loss)	$5,549	$(1,985)	$505	$(8,408)

Basic weighted average shares outstanding	18,771,306	16,646,371	17,271,629	16,638,580
Diluted weighted average shares outstanding	18,829,341	16,646,371	17,325,351	16,638,580

Basic income (loss) per share	$0.30	$(0.12)	$0.03	$(0.51)
Diluted income (loss) per share	$0.29	$(0.12)	$0.03	$(0.51)

Comprehensive income (loss):
Net income (loss)	5549	(1,985)	505	(8,408)
Unrealized gain (loss) on available-for-sale securities, net of tax	(8)	(8)	8	68
Change in foreign currency translation adjustment	5	5	(18)	(63)
Comprehensive income (loss)	5,546	(1,988)	495	(8,403)

CLEARONE, INC.

UNAUDITED RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Dollars in thousands, except per share values)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
GAAP gross profit	$3,583	$3,013	$12,559	$11,193
Stock-based compensation	—	2	2	8
Non-GAAP gross profit	$3,583	$3,015	$12,561	$11,201

GAAP operating loss	$(817)	$(1,969)	$(5,567)	$(8,562)
Stock-based compensation	7	40	63	217
Amortization of intangibles	474	347	1,694	1,402
Non-GAAP operating loss	$(336)	$(1,582)	$(3,810)	$(6,943)

GAAP net income (loss)	$5,549	$(1,985)	$505	$(8,408)
Stock-based compensation	7	40	63	217
Amortization of intangibles	474	347	1,694	1,402
Non-GAAP net income (loss)	$6,030	$(1,598)	$2,262	$(6,789)

GAAP net income (loss)	$5,549	$(1,985)	$505	$(8,408)
Number of shares used in computing GAAP diluted income (loss) per share	18,829,341	16,646,371	17,325,351	16,638,580
GAAP diluted income (loss) per share	$0.29	$(0.12)	$0.03	$(0.51)
Non-GAAP net income (loss)	$6,030	$(1,598)	$2,262	$(6,789)
Number of shares used in computing Non-GAAP diluted income (loss) per share	18,829,341	16,646,371	17,325,351	16,638,580
Non-GAAP diluted income (loss) per share	$0.32	$(0.10)	$0.13	$(0.41)

GAAP net income (loss)	$5,549	$(1,985)	$505	$(8,408)
Stock-based compensation	7	40	63	217
Depreciation	107	136	422	512
Amortization of intangibles	474	347	1,694	1,402
Provision for (benefit from) income taxes	(6,468)	(9)	(6,429)	56
Non-GAAP Adjusted EBITDA	$(331)	$(1,471)	$(3,745)	$(6,221)